Exhibit (i)(2)



April 25, 2002


Scudder Variable Series II
222 South Riverside Plaza
Chicago, Illinois 60606

Re: Post-Effective Amendment No. 36 to the Registration Statement on Form N-1A (SEC File No. 33-11802)


Ladies and Gentlemen:

Scudder Variable Series II, formerly Kemper Investors Fund, then Investors Fund Series, and then Kemper Variable Series (the "Trust"), is a trust created under a written Declaration of Trust dated January 22, 1987. The Declaration of Trust, as amended from time to time, is referred to as the "Declaration of Trust." The beneficial interest under the Declaration of Trust is represented by transferable shares without par value ("Shares"). The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided.

We are of the opinion that all legal requirements have been complied with in the creation of the Trust and that said Declaration of Trust is legal and valid.

Under Article III, Section 3 of the Declaration of Trust, the Trustees may issue Shares on such terms and for such consideration as they may from time to time authorize. Under Article III, Section 1, it is provided that the number of Shares authorized under the Declaration of Trust is unlimited. Under Article III, Section 1, the Shares shall be issued in one or more Series as the Trustees may authorize from time to time. By written instruments, the Trustees have from time to time established various series of the Trust. The Shares are currently divided into twenty-nine active series (the "Funds").

By vote adopted on July 14, 1999, the Trustees of the Trust authorized the President, any Vice President, the Secretary and the Treasurer, from time to time, to cause to be registered with the Securities and Exchange Commission an indefinite number of Shares of the Trust and its series and to cause such Shares to be issued and sold to the public.

We understand that you are about to file with the Securities and Exchange Commission, on Form N-1A, Post-Effective Amendment No. 36 to the Trust's Registration Statement (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the continuous offering of the Shares of twelve of the Funds: SVS Dreman Financial Services Portfolio, Scudder Global Blue Chip Portfolio, Scudder New Europe Portfolio, SVS Eagle Focused Large Cap Growth Portfolio, SVS Janus Growth and Income Portfolio, SVS Janus Growth Opportunities Portfolio, Scudder Index 500 Portfolio, SVS INVESCO Dynamic Growth Portfolio, SVS Turner Mid Cap Growth Portfolio, SVS Oak Strategic Equity Portfolio, SVS Davis Venture Value Portfolio and SVS

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Scudder Variable Series II
April 25, 2002
Page 2


MFS Strategic Value Portfolio. We understand that our opinion is required to be filed as an exhibit to the Registration Statement.

We are of the opinion that all necessary Trust action precedent to the issue of the Shares of the Funds named above has been duly taken, and that all such Shares may be legally and validly issued for cash, and when sold will be fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration for such Shares in accordance with the terms in the Registration Statement, subject to compliance with the Securities Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities.

We consent to your filing this opinion with the Securities and Exchange Commission as an Exhibit to Post-Effective Amendment No. 36 to the Registration Statement.

Very truly yours,

/s/ Dechert